ZALICUS REPORTS FINANCIAL RESULTS FOR THE SECOND QUARTER 2012

CAMBRIDGE, Mass. – August 7, 2012 – Zalicus Inc. (NASDAQ: ZLCS) today reported financial results for the second quarter ended June 30, 2012.

“During the first half of 2012 we made tremendous progress advancing our internal pipeline candidates including the initiation of a multiple ascending dose Phase 1 clinical study with Z944, our novel, oral, T-type calcium channel blocker and second Ion channel program to advance into clinical development,” commented Mark H.N. Corrigan, MD, President and CEO of Zalicus. “Looking forward to the third quarter of 2012 we are on-track to move Z160, our first-in-class treatment for neuropathic pain, into Phase 2a clinical trials and report top-line data results with Synavive.”

Second Quarter 2012 and Recent Accomplishments:

Pipeline Progress:

·	Completed enrollment in the Synavive® Phase 2b SYNERGY trial, with 259 patients enrolled in the active phase of the study. The SYNERGY clinical trial is designed to evaluate the safety and efficacy of Synavive, a low-dose glucocorticoid with the potential for amplified immuno-inflammatory benefits, in patients with rheumatoid arthritis (RA). Top-line results of the clinical trial are expected to be available in the third quarter of 2012.

·	Advancing Z160, a novel, oral, N-type calcium channel blocker into multiple Phase 2a clinical trials for neuropathic pain indications. Zalicus has selected the most promising formulation for clinical use and is planning to initiate two Phase 2a clinical trials with Z160 this year for the treatment of neuropathic pain, including post-herpetic neuralgia and neuropathic pain from lumbosacral radiculopathy (LSR), a form of chronic lower back pain. The first of these Phase 2a studies in LSR is expected to begin enrolling patients in the third quarter of 2012.

·	Initiated a Phase 1 multiple ascending dose (MAD) clinical study with Z944, its novel, oral, T-type calcium channel blocker which has demonstrated efficacy in a number of preclinical inflammatory pain models and other disease models. The initiation of this MAD study follows the successfully completed Phase 1 single ascending dose study in which Z944 was determined to be generally well- tolerated and a maximum tolerated dose was achieved. T-type calcium channels have been recognized as key targets in the therapeutic inhibition of a broad range of cell functions and have been implicated in the frequency and intensity of pain signals. Assuming Z944 successfully completes the MAD study, Z944 could enter Phase 2 clinical development in the first quarter of 2013.

Collaborations and Partnered Programs:

·	Extended our alliance with Novartis for an additional contract year, through April 2013, based on the success of the cHTS discovery collaboration up to this point. This is Novartis’ second extension, further validating the value of the cHTS discovery technology to the advancement of novel treatments for cancer.

Financing Matters:

·	Completed our previously announced at-the-market equity offering (ATM) with Wedbush Securities Inc. on August 1, 2012. Since commencing sales under the ATM on June 20, 2012, Zalicus sold a

245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com total of 13,091,957 shares of common stock, with net offering proceeds to Zalicus of approximately $14.6 million.

Second Quarter 2012 Financial Results (Unaudited):

As of June 30, 2012, we had cash, cash equivalents, restricted cash and short-term investments of approximately $44.1 million compared to $52.5 million on March 31, 2012.

For the quarter ended June 30, 2012, revenue was $2.9 million compared to $1.8 million for the quarter ended June 30, 2011. The increase in revenue from the 2011 to the 2012 period was primarily due to increased Exalgo royalties from Covidien and increased collaboration revenue from Novartis. Zalicus recognized $1.3 million in royalty revenue from Covidien based on Exalgo sales for the quarter ended June 30, 2012. This represented a 12% increase in revenue from Exalgo compared to the first quarter of 2012.

For the quarter ended June 30, 2012, net loss was $10.3 million, or $0.09 per share, compared to a net loss of $11.3 million, or $0.11 per share, in the quarter ended June 30, 2011.

Research and development expenses were $9.9 million in the quarter ended June 30, 2012 compared to $9.0 million in the quarter ended June 30, 2011. The increase in R&D expense from the 2011 period to the 2012 period was primarily due to increased clinical development expenses related to Z160.

General and administrative expenses were $2.3 million in the quarter ended June 30, 2012 compared to $2.7 million for the quarter ended June 30, 2011. We expect our general and administrative expenses for the remainder of the year ending December 31, 2012 to be consistent with such expenses during 2011.

About Zalicus

Zalicus Inc. (Nasdaq: ZLCS) is a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain and immuno-inflammatory diseases. Zalicus has a portfolio of proprietary clinical-stage product candidates targeting pain and immuno-inflammatory diseases and has entered into multiple revenue-generating collaborations with large pharmaceutical companies relating to other products, product candidates and drug discovery technologies. Zalicus applies its expertise in the discovery and development of selective Ion channel modulators and its combination high throughput screening capabilities to discover innovative therapeutics for itself and its collaborators in the areas of pain, inflammation, oncology and infectious disease. To learn more about Zalicus, please visit www.zalicus.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Zalicus, its product candidates, their potential and the plans for their clinical development, the Zalicus selective Ion channel modulation technology, and related preclinical product candidates, Zalicus’ combination drug discovery technology, cHTS, and its financial condition, results of operations, and other business plans. These forward-looking statements about future expectations, plans, objectives and prospects of Zalicus may be identified by words like "believe," "expect," "may," "will," "should," "seek," “plan” or “could” and similar expressions and involve significant risks, uncertainties and assumptions, including risks related to the sale and marketing of Exalgo by Covidien, risks related to the development and regulatory approval of Zalicus’ product candidates, including risks relating to formulation and clinical development of Synavive, Z160 and Z944,

245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com the unproven nature of the Zalicus drug discovery technologies, the ability of the Company or its collaboration partners to initiate and successfully complete clinical trials of its product candidates, the Company's ability to obtain additional financing or funding for its research and development and those other risks that can be found in the "Risk Factors" section of Zalicus’ annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Zalicus periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Zalicus contemplated by these forward-looking statements. These forward-looking statements reflect management’s current views and Zalicus does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Contacts:

Justin Renz, CFO, Zalicus Inc.	Gina Nugent
617-301-7575	617-460-3579
JRenz@zalicus.com	gnugent@zalicus.com

(c) 2012 Zalicus Inc. All rights reserved.

     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

Zalicus Inc.
Condensed Consolidated Statements of Comprehensive Loss
(in thousands, except share and per share amounts)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,

	2012	2011	2012	2011

Revenue:
Collaborations and other	$2,821	$1,650	$5,042	$2,742
Government contracts and grants	103	198	202	377

Total revenue	2,924	1,848	5,244	3,119

Operating expenses:
Research and development	9,861	8,990	20,443	16,807
General and administrative	2,308	2,723	4,971	5,467
Amortization of intangible	973	1,285	1,946	2,570
Restructuring	28	—	1,129	—

Total operating expenses	13,170	12,998	28,489	24,844

Loss from operations	(10,246)	(11,150)	(23,245)	(21,725)
Interest income	44	31	85	67
Interest expense	(563)	(116)	(1,154)	(221)
Other income (expense)	—	(79)	7	(146)

Net loss before provision for income taxes	(10,765)	(11,314)	(24,307)	(22,025)
Income tax benefit	441	—	441	—

Net loss	$(10,324)	$(11,314)	$(23,866)	$(22,025)

Net loss per share—basic and diluted	$(0.09)	$(0.11)	$(0.22)	$(0.23)

Weighted average number of common shares
used in net loss per share calculation—basic
and diluted	113,730,060	98,867,394	108,760,065	95,440,314

Comprehensive loss	$(10,331)	$(11,303)	$(23,851)	$(22,000)

     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

Zalicus Inc.
Condensed Consolidated Balance Sheets
(in thousands except per share data)
(Unaudited)

	June 30,	December 31,
	2012	2011

Assets
Current assets:
Cash and cash equivalents	$ 4,604	$ 2,750
Restricted cash	—	50
Short-term investments	37,682	45,124
Accounts receivable	2,157	1,886
Prepaid expenses and other current assets	1,516	1,397

Total current assets	45,959	51,207
Property and equipment, net	4,208	5,258
Intangible asset, net	19,600	21,546
Restricted cash and other assets	1,928	1,872

Total assets	$ 71,695	$ 79,883

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$ 1,741	$ 1,743
Accrued expenses and other current liabilities	4,831	6,133
Accrued restructuring	457	—
Deferred revenue	4,757	3,349
Current portion of term loan payable	5,752	4,035
Current portion of lease incentive obligation	284	284

Total current liabilities	17,822	15,544
Term loan payable, net of current portion	12,031	15,099
Deferred revenue, net of current portion	1,230	3,000
Deferred rent, net of current portion	531	605
Lease incentive obligation, net of current portion	1,017	1,159
Other long-term liabilities	42	563
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 200,000 shares authorized; 115,968 and 99,239 shares
issued and outstanding at June 30, 2012 and December 31, 2011, respectively	116	99
Additional paid-in capital	359,461	340,518
Accumulated other comprehensive income (loss)	7	(8)
Accumulated deficit	(320,562)	(296,696)

Stockholders’ equity	39,022	43,913

Total liabilities and stockholders’ equity	$ 71,695	$ 79,883

     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com